Exhibit 99.1

Isabella Bank Corporation

401 North Main Street

Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:

Mary Olivieri, Community Relations Director

Phone: 989-779-6309 Fax: 989-775-5501

ISBA Announces First Quarter 2012 Dividend

Mt. Pleasant, Michigan, March 2, 2012- Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s Board of Directors, at its regular meeting held on February 29, 2012, declared a first quarter cash dividend of $0.20 per share. The dividend will be payable on March 30, 2012 to shareholders of record as of March 28, 2012. This cash dividend represents a 5.3% increase compared to the first quarter dividend of 2011. The closing stock price for ISBA on February 29, 2012 was $22.90.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”